Exhibit 99.1

LaBranche & Co Inc. Announces Refinancing of Indebtedness

NEW YORK, May 18 /PRNewswire-FirstCall/ — LaBranche & Co Inc. (NYSE: LAB) announced today that it has closed the refinancing of its outstanding 9-1/2% Senior Notes due 2004 (the “2004 Notes”) and 12% Senior Subordinated Notes due 2007 (the “2007 Notes” and, together with the 2004 Notes, the “Old Notes”) through an offering of new senior notes due 2009 in the aggregate principal amount of $200 million (“2009 Notes”) and new senior notes due 2012 in the aggregate principal amount of $260 million (“2012 Notes” and, together with the 2009 Notes, the “New Notes”). The 2009 Notes will bear interest at a rate of 9-1/2% per annum, and the 2012 Notes will bear interest at a rate of 11% per annum. The company also intends to use a portion of the net proceeds of the offering of the New Notes to repurchase shares of its outstanding Series B preferred stock, although the preferred stock is not by its terms callable and the company cannot be certain that it will make an offer or be able to repurchase the preferred stock on acceptable terms.

In this refinancing, the company purchased approximately $93.1 million, or 93.1%, of the outstanding aggregate principal amount of the 2004 Notes and approximately $236.4 million, or 94.5%, of the outstanding aggregate principal amount of the 2007 Notes. The aggregate purchase price paid by the company for all of the Old Notes purchased in the tender offer was approximately $386.9 million, which included the purchase price and accrued but unpaid interest up to, but not including, the settlement date.

The New Notes have not been registered under the Securities Act of 1933 as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws. The New Notes were offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and outside the United States pursuant to Regulation S under the Securities Act.

Founded in 1924, LaBranche is a leading Specialist firm. The company is the Specialist for more than 650 companies, seven of which are in the Dow Jones Industrial Average, 30 of which are in the S&P 100 Index and 103 of which are in the S&P 500 Index. In addition, LaBranche acts as the Specialist in over 200 options.

Certain statements contained in this release, including without limitation, statements containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such forward-looking statements are not guarantees of future performance, and since such statements involve risks and uncertainties, the actual results and performance of the company and the industry may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The company also disclaims any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release.

SOURCE LaBranche & Co Inc. -0- 05/18/2004 /CONTACT: Larry Prendergast, Executive Vice President of Finance, or Harvey S. Traison, Senior Vice President & Chief Financial Officer, both of LaBranche & Co Inc., +1-212-425-1144; or Investors - Michael Polyviou, Media - Brian Maddox or Scot Hoffman, all of Financial Dynamics, +1-212-850-5600, for LaBranche & Co Inc./ (LAB) CO: LaBranche & Co Inc. ST: New York